Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TriQuint Semiconductor, Inc:

We consent to the use of our report dated February 21, 2014 with respect to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Portland, Oregon

July 21, 2014